Exhibit 99.2

Contact: Rob Jorgenson

724-465-5448

TO BE RELEASED

Tuesday, January 29, 2013

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held January 28, 2013. The dividend is payable February 28, 2013 to shareholders of record on February 14, 2013. This dividend compares to a common stock dividend of $0.15 per share for the third quarter of 2012 and represents a 3.3 percent annualized yield using the January 28, 2013 closing price of a share of S&T common stock of $18.24.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington and Westmoreland counties. With assets of $4.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.